FOR IMMEDIATE RELEASE

WEDNESDAY, JULY 2, 2008

CARE INVESTMENT TRUST INC. ANNOUNCES A $100.8 MILLION INVESTMENT IN A

PORTFOLIO OF SENIOR HOUSING FACILITIES

Acquisition of 12 Assisted Living, Independent Living & Alzheimer’s Facilities located in Illinois,

Indiana, Iowa and Nebraska

NEW YORK – July 2, 2008 – Care Investment Trust Inc. (NYSE: CRE) (“Care” or “Company”), today announced that its wholly owned subsidiary, Care YBE Subsidiary LLC (“Care YBE”), acquired 12 senior housing facilities from affiliates of Eby Realty Group, L.L.C. for $100.8 million. The transaction closed on Thursday, June 26th. An affiliate of Bickford Senior Living Group, L.L.C. (“Bickford”) master leased the facilities from Care YBE for 15 years with four 10-year renewal options. Each facility has been subleased to the original seller/operator of the facility.

F. Scott Kellman, President and Chief Executive Officer of Care, stated, “Bickford’s dedication to quality care has garnered the Eby family an unparalleled reputation in senior housing. We are extremely gratified that the Eby’s have chosen to partner with Care to drive their growth strategy.”

Joe Eby, Chief Operating Officer of Bickford, said, “We at Bickford Senior Living are extremely excited to form this partnership. The completion of this transaction and the relationship with Care is integral in our desire for continued growth and to continue our mission of enriching happiness in the lives of our residents and families.”

Care funded the investment through cash on hand and approximately $74.6 million of mortgage financing from Fannie Mae. These mortgages will mature in 7 years, are interest-only for the first year, and carry a fixed annual interest rate of 6.845%. Red Mortgage Capital, Inc. arranged the financing with Fannie Mae.

The transaction provides Bickford the potential to achieve an earn-out of approximately $7.2 million based on property performance through the second anniversary of the closing. Earn-out funds will be allocated first to finance expansion projects at the acquired properties until the scheduled projects are completed, after which time additional advances will provide distributions to Bickford. Any such funds advanced shall result in a proportionate increase in the Base Rent due under the Master Lease.

Transaction Highlights:

•	Care acquired 12 Senior Housing Facilities consisting of Assisted Living, Independent Living & Alzheimer’s Facilities located in the Midwest.
•

Care will receive a Base Lease Rate of 8.2%, calculated on Care’s aggregate purchase price of $100.8 million, with escalations of 3.0% per annum. Care will also receive Additional Base Rent (“ABR”) of 0.26% on the aggregate purchase price, with escalations of 3.0% per annum during the initial term. The ABR will accrue during the first 36 months of lease term, and beginning in month 37, the accrued ABR will be payable over a 24 month period.

•

Care received additional security in the form of pledges of equity interests in 6 Assisted Living and Alzheimer’s Facilities (241 units) located in Iowa and Nebraska and a second lien on a 28 unit Assisted Living Facility located in Indiana. This additional security will be released as target rent coverages are achieved. The acquisition closed with a lease coverage of 1.07x based upon annualized trailing four month results as of April 2008.

•

Care expands its relationship with Bickford, which has been highly successful operating quality assisted living, independent living, and Alzheimer’s care facilities in Illinois, Indiana, Iowa, Michigan, Missouri and Nebraska.

The portfolio, developed and managed by Bickford, a long-time leader and innovator in the senior housing industry, contains 569 units and is located in Illinois (5), Indiana (1), Iowa (5) and Nebraska (1). The properties were all constructed in the last 11 years, with 6 of the facilities built in the last five years. The properties are well-positioned for continued success within their communities and have experienced aggregate occupancy levels in excess of 90 percent over the last two full years.

About Care Investment Trust

Care Investment Trust Inc. is a real estate investment and finance company formed principally to invest in healthcare-related real estate and commercial mortgage debt. Care is externally managed and advised by CIT Healthcare LLC, a wholly-owned subsidiary of CIT Group Inc.

About Bickford

Bickford was founded in 1991 by Don and Judie Eby and is based in Olathe, Kansas. Bickford offers Independent Living, Assisted Living and Alzheimer’s services through its residences located in Illinois, Indiana, Iowa, Michigan, Missouri and Nebraska.

Bickford currently operates 37 senior living communities in the Midwestern United States. Of the 37 communities, 13 are owned by Bickford, 23 are operated under long-term lease agreements and one is managed only. Bickford is managed by Mike, Joe and Andy Eby.

Safe Harbor Statement

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements (including statements regarding future financial and operating results) involve risks, uncertainties and contingencies, many of which are beyond Care Investment Trust’s control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” “target,” and similar expressions are generally intended to identify forward-looking statements. Economic, business, changes in Care’s investment focus, funding market, competitive and/or regulatory factors, among others, affecting Care Investment Trust’s businesses or the management or results of operations of its acquired properties are examples of factors that could cause actual results to differ materially from those described in the forward-looking statements in addition to those factors specified in Care Investment Trust’s Registration Statement on Form S-11 relating to its initial public offering and its Annual Report on Form 10-K for the period ended December 31, 2007 and Quarterly Report on Form 10-Q for the period ended March 31, 2008. Care Investment Trust is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION:
AT CARE INVESTMENT TRUST:	AT FINANCIAL RELATIONS BOARD:
Robert O’Neill Chief Financial Officer (973) 740-5115 robert.oneill@carereit.com	Leslie Loyet Analysts/Investors (312) 640-6672 lloyet@frbir.com

For more information on the company, please visit the company’s website at www.carereit.com